                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                           -----------------------

                                   FORM 8-K

                           -----------------------

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES AND EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): June 27, 1996


                           LEAR CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   DELAWARE
                       (State or other jurisdiction of
                        incorporation or organization)

       1-11311                                             13-3386776
(Commission File No.)                       (I.R.S. Employer Identification No.)

  21557 TELEGRAPH ROAD, SOUTHFIELD, MI                     48086-5008
(Address of principal executive offices)                   (zip code)

                                (810) 746-1500
             (Registrant's telephone number, including area code)

                           LEAR SEATING CORPORATION
                                    48034
                                  (zip code)

        (Former name or former address, if changes since last report)

LEAR CORPORATION

ITEM 2:  Acquisition of Assets

        On June 27, 1996, Lear Corporation (the "Company"), through its wholly-owned subsidiary, PA Acquisition Corp. ("Acquisition Corp."), acquired pursuant to a tender offer (the "Tender Offer Acquisition") 13,225,424 shares of Common Stock, par value $.01 per share (the "Shares"), of Masland Corporation, ("Masland"), representing approximately 97% of the outstanding Shares of Masland, at a purchase price of $26.00 per share net to the seller in cash. Masland is a leading designer and manufacturer of automotive floor and acoustic systems and interior and luggage trim components. The Tender Offer Acquisition occurred in accordance with an Agreement and Plan of Merger (the "Merger Agreement") dated May 23, 1996, by and among the Company, Acquisition Corp. and Masland pursuant to which the Company, through Acquisition Corp.,
agreed to purchase all of the outstanding Shares of Masland.   On July 1,
1996, pursuant to the terms of the Merger Agreement, Acquisition Corp. merged with and into Masland, and Masland became a wholly-owned subsidiary of the Company (the "Merger"). In the Merger, each outstanding Share (other than (i) Shares held by Masland as treasury stock, (ii) Shares held by any subsidiary of Masland, (iii) Shares owned by the Company, Acquisition Corp. or any subsidiary of either of them and (iv) Shares held by stockholders, if any, who perfect their appraisal rights under Delaware law) was converted into the right to receive $26.00 in cash.

        The aggregate purchase price for the acquisition of Masland (the "Masland Acquisition") was $476.6 million (including the assumption of an estimated $81.7 million of Masland's existing indebtedness as of July 1, 1996, net of cash and cash equivalents, and payment of estimated fees and expenses in connection with the Masland Acquisition). The aggregate purchase price was determined based upon several factors, including evaluations of Masland, the market price of Masland Shares, and negotiations with the management and directors of Masland. The financing for the Masland Acquisition was provided under the $1.5 billion revolving Credit Agreement (the "Credit Agreement") dated as of August 17, 1995, as amended, among the Company and a syndicate of financial institutions for which Chemical Bank serves as administrative agent.


ITEM 5:  Other Events

        On June 24, 1996, Masland acquired the assets of the Acoustic Materials Business of the Dexter Corporation. The Acoustic Materials Business has approximately $40 million in annual sales and is a leading supplier of specialty acoustic materials designed to reduce noise and vibration levels in vehicles during operation.

ITEMS 7A and 7B:  Financial Statements of Business Acquired and Pro Forma
                  Financial Information



1. Consolidated Financial Statements of Masland Corporation and its subsidiaries, together with the Report of Independent Accountants

2. Pro Forma Financial Information

                       Report of Independent Accountants


To the Board of Directors and
Shareholders of Masland Corporation


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Masland Corporation and its subsidiaries at June 30, 1995 and July 1, 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Philadelphia, PA
August 8, 1995

Masland Corporation
Consolidated Balance Sheet
(in thousands, except share related data)

                                                                          June 30,       July 1,
                                                                           1995           1994
- -----------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents.............................................  $  3,702    $ 12,593
  Trade accounts receivable (net of allowance
     for doubtful accounts,  returns and allowances
     of $1,361 in 1995 and $1,044 in 1994)..............................    63,984      53,970
  Inventories...........................................................    20,967      18,076
  Other current assets..................................................    21,586      17,285
                                                                          --------    --------
          Total current assets..........................................   110,239     101,924
Property, plant and equipment, net......................................   106,428      91,539
Intangible assets and goodwill, net ....................................     8,682       8,974
Other assets............................................................     2,639       1,337
                                                                          --------    --------
          Total assets..................................................  $227,988    $203,774
                                                                          ========    ========
Liabilities and Shareholders' Equity
Current liabilities:
  Current portion of long-term debt.....................................  $  2,179    $  9,593
  Demand notes payable..................................................                 6,970
  Trade accounts payable................................................    41,861      34,656
  Other current liabilities.............................................    27,625      28,410
                                                                          --------    --------
    Total current liabilities...........................................    71,665      79,629
Long-term liabilities:
  Long-term debt........................................................    37,008      31,385
  Other long-term liabilities...........................................    22,098      18,489
  Minority interest in consolidated subsidiaries........................     8,992       5,740
                                                                          --------    --------
          Total liabilities.............................................   139,763     135,243
                                                                          --------    --------
Commitments and contingencies (Note 17)
Shareholders' equity:
  Common stock, par value $.01 per share, 50,000,000 shares
     authorized, 13,421,897 and 13,246,596 shares issued and
     outstanding at June 30, 1995 and July 1, 1994......................       134         132
  Capital in excess of par value........................................    35,257      34,260
  Retained earnings.....................................................    53,329      34,755
  Treasury stock (5,000 shares at June 30, 1995)........................       (61)
  Deferred compensation.................................................      (434)       (616)
                                                                          --------    --------
          Total shareholders' equity....................................    88,225      68,531
                                                                          --------    --------
          Total liabilities and shareholders' equity....................  $227,988    $203,774
                                                                          ========    ========



  The accompanying notes are an integral part of these financial statements.

Masland Corporation
Consolidated Statement of Operations
(in thousands, except share related data)






                                                                Year Ended
                                                     -----------------------------------

                                                      June 30,     July 1,     July 2,
                                                        1995       1994        1993
                                                     -----------------------------------

Net sales to customers                               $  496,613   $  429,897    $  336,198
Net sales to affiliates                                                             17,327
                                                     ----------   ----------    ----------
           Total net sales                              496,613      429,897       353,525
Cost of sales                                           405,421      343,522       291,536
                                                     ----------   ----------    ----------
Gross profit                                             91,192       86,375        61,989
                                                     ----------   ----------    ----------
Operating expenses:
   Selling, general and administrative expenses          24,862       25,272        23,074
   Research, development and engineering                 17,226       14,232         9,612
   Amortization of intangible assets and goodwill         2,134        1,894         3,467
                                                     ----------   ----------    ----------
           Total operating expenses                      44,222       41,398        36,153
                                                     ----------   ----------    ----------
Income from operations                                   46,970       44,977        25,836
Interest expense                                          4,181        3,738         4,325
Other (income) expense                                    1,025          415          (490)
                                                     ----------   ----------    ----------
Income before provision for income taxes and
   minority interest                                     41,764       40,824        22,001
Provision for income taxes                               17,261       15,931         8,678
                                                     ----------   ----------    ----------
Net income before minority interest in consolidated
   subsidiaries                                          24,503       24,893        13,323
Minority interest in consolidated subsidiaries            3,252        3,873           269
                                                     ----------   ----------    ----------
Net income                                               21,251       21,020        13,054

Accrued dividend on preferred stock                                      502         1,362
                                                     ----------   ----------    ----------

Net income applicable to common stock                $   21,251   $   20,518    $   11,692
                                                     ==========   ==========    ==========
Earnings per common share                            $     1.53   $     1.47    $     0.83
                                                     ==========   ==========    ==========

Weighted average shares used in computation of
   earnings per common share                         13,910,339   13,979,236    14,056,323
                                                     ==========   ==========    ==========





  The accompanying notes are an integral part of these financial statements.

MASLAND CORPORATION
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 1995, JULY 1, 1994 AND JULY 2, 1993
(IN THOUSANDS EXCEPT SHARE RELATED DATA)


                                                                                                     Capital in
                                                     Preferred stock              Common stock        excess of
                                                   Shares      Amount        Shares        Amount     par value

Balance at July 3, 1992..........................   100,000     $ 10     10,385,910     $ 104          $40,581
 Issuance of common stock........................                            39,768                      1,189
 Repurchase of common stock......................                            (5,650)                       (30)
 Issuance of common stock options and sale of
   common stock warrants.........................                                                        2,036
 Amoritization of deferred
   compensation..................................
 Net income......................................
                                                   --------     -----    ----------     -----          -------
Balance at July 2,1993...........................   100,000       10     10,420,028       104           43,776
 Redemption of preferred stock...................  (100,000)     (10)                                   (9,990)
 Conversion of Class P common
   stock to common stock.........................                         2,751,209        27              (27)
 Dividends on common stock
   ($0.10 per share).............................
 Issuance of common stock and
   common stock warrants.........................                             1,538                        185
 Exercise of common stock
   options and warrants to
   purchase common stock.........................                            73,821         1              509
 Amortization of deferred
   compensation..................................
 Cancellation of stock options...................                                                         (193)
 Net Income
                                                   --------     -----    ----------     -----          -------
 Balance at July 1, 1994.........................         0        0     13,246,596       132           34,260
 Dividends on common stock
   ($0.20 per share)..............................
 Exercise of common stock
   options and warrants to
   purchase common stock.........................                           175,301         2              997
 Purchase of treasury stock......................
 Amorization of deferred
   compensation..................................
 Net income......................................
                                                   --------     -----    ----------     -----          -------
Balance at June 30, 1995.........................         0     $  0     13,421,897     $ 134          $35,257
                                                   ========     =====    ==========     =====          =======

                                                       Retained        Treasury       Deferred
                                                       earnings         stock        compensation    Total
Balance at July 3, 1992..........................     $  4,978                                      $45,673
 Issuance of common stock........................                                                     1,189
 Repurchase of common stock......................                                                       (30)
 Issuance of common stock options and sale of
 common stock warrants...........................                                        ($1,923)       113
 Amoritization of deferred
   compensation..................................                                             66         66
 Net income......................................       13,054                                       13,054
                                                      --------         -----            ------      -------
Balance at July 2,1993...........................       18,032                            (1,857)    60,065
 Redemption of preferred stock...................       (2,979)                                     (12,979)
 Conversion of Class P common
   stock to common stock.........................                                                         0
 Dividends on common stock
   ($0.10 per share).............................       (1,318)                                      (1,318)
 Issuance of common stock and
   common stock warrants.........................                                           (126)        59
 Exercise of common stock
   options and warrants to
   purchase common stock.........................                                                       510
 Amortization of deferred
   compensation..................................                                          1,174      1,174
 Cancellation of stock options...................                                            193          0
 Net income......................................       21,020                                       21,020
                                                      --------         -----            ------      -------
 Balance at July 1, 1994.........................       34,755                              (616)    68,531
 Dividends on common stock
   ($0.20 per share).............................       (2,677)                                      (2,677)
 Exercise of common stock
   options and warrants to
   purchase common stock.........................                                                       999
 Purchase of treasury stock......................                       ($61)                           (61)
 Amorization of deferred
   compensation..................................                                          182          182
 Net income......................................       21,251                                       21,251
                                                      --------         -----            ------      -------
Balance at June 30, 1995.........................     $ 53,329          ($61)           ($ 434)     $88,225
                                                      ========         =====            ======      =======



The accompanying notes are an integral part of these financial statements.

Masland Corporation
Consolidated Statement of Cash Flows
(in thousands)


                                                                           ---------------------------------------------------
                                                                                                Year Ended
                                                                           ---------------------------------------------------
                                                                           June 30, 1995        July 1, 1994      July 2, 1993
                                                                           -------------        ------------      ------------
Cash flows from operating activities:
   Net income                                                               $  21,251            $  21,020           $  13,054
   Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation and amortization                                           15,239               12,570              11,340
       Amortization of deferred stock compensation                                182                1,174                  66
       Provision for deferred income taxes                                      2,749                1,339               2,712
       Minority interest                                                        3,252                3,873                 269
       Changes in assets and liabilities, net of
        effects from acquisitions:
           Trade accounts receivable                                           (5,744)              (9,524)             (3,415)
           Inventories                                                         (1,506)                (473)              1,578
           Other current assets                                                    55               (4,984)               (832)
           Trade accounts payable                                               3,683                6,313               8,245
           Other current liabilities                                           (7,466)               2,582               6,052
       Other                                                                   (1,455)                 907                 516
                                                                            ---------           ----------          ----------

               Net cash provided by operating activities                       30,240               34,797              39,585
                                                                            ---------           ----------          ----------
Cash flows from investing activities:
   Acquisition of property, plant and equipment                               (21,994)             (17,792)            (18,039)
   Proceeds from sale of fixed assets                                           4,582                  203               1,648
   Proceeds from sale of non-automotive inventories and
       accounts receivable                                                      2,069
   Acquisitions, net of cash acquired                                         (12,148)                                    (517)
   Cash balances of Amtex at date of initial consolidation
    (Note 3)                                                                                                             1,954
                                                                            ---------           ----------          ----------
               Net cash used for investing activities                         (27,491)             (17,589)            (14,954)
                                                                            ---------           ----------          ----------
Cash flows from financing activities:
   Proceeds from common stock and warrants issuances                              999                  569               1,272
   Purchase of treasury stock                                                     (61)
   Retirement of preferred stock and accumulated dividends                                         (12,979)
   Dividends on common stock                                                   (2,677)              (1,318)
   Proceeds from borrowings under long-term debt                              223,700              150,746             109,547
   Repayment of long-term debt and capital leases                            (226,631)            (169,254)           (120,176)
   Net short-term borrowings                                                   (6,970)                 430               1,658
                                                                            ---------           ----------          ----------
               Net cash used for financing activities                         (11,640)             (31,806)             (7,699)
                                                                            ---------           ----------          ----------
Change in cash and cash equivalents                                            (8,891)             (14,598)             16,932
Cash and cash equivalents at beginning of period                               12,593               27,191              10,259
                                                                            ---------           ----------          ----------
Cash and cash equivalents at end of period                                  $   3,702           $   12,593          $   27,191
                                                                            =========           ==========          ==========

The accompanying notes are an integral part of these financial statements.

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995



  1.  The Company

      Masland Corporation (the "Company"), through its wholly owned operating subsidiary, Masland Industries, Inc., is engaged in the design, manufacture and sale of automotive interior acoustic systems and components, including floor systems, soft-surface interior and luggage compartment trim components and dash insulators for the global automotive industry.

  2.  Summary of Significant Accounting Policies

      CONSOLIDATION
      The financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances are eliminated. The Company's joint venture, Amtex, Inc. ("Amtex") was included in the financial statements under the equity method of accounting until May 8, 1993, the date the Company gained control.

      FISCAL YEAR
      The Company's fiscal year ends on the Friday nearest to June 30 resulting in a 52/53 week year. The fiscal years ended June 30, 1995, July 1, 1994 and July 2, 1993 consist of 52 week years.

      CASH EQUIVALENTS
      Cash equivalents representing short-term investments with maturities of three months or less from date of purchase are carried at cost which approximates market.

      INVENTORIES
      Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out basis.

      BILLABLE TOOLING
      Billable tooling costs represent amounts expended for acquisition or manufacture of certain production tools used to manufacture parts for certain customers. These customers have agreed to reimburse the Company for such costs upon completion of the tooling project at which time the tooling becomes the property of the customer.

      OTHER ASSETS
      Other assets include tooling on automotive projects not reimbursed by the Company's customers, capitalized routine design and engineering costs related to new committed program launches, and miscellaneous other items. Unreimbursed tooling and capitalized design and engineering costs are amortized over the estimated production lives of the related automotive programs.

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)

      PROPERTY, PLANT AND EQUIPMENT
      Property, plant and equipment is stated at cost and includes interest on funds borrowed to finance construction. Interest capitalized was $520, $265 and $366 for the years ended June 30, 1995, July 1, 1994 and July 2, 1993, respectively. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets as follows:

          Buildings and improvements                     10 - 40 years
          Manufacturing equipment                         2 - 15 years
          Office equipment                                5 - 10 years

      FOREIGN CURRENCY TRANSLATION
      The U.S. dollar is the functional currency for the Company's foreign subsidiaries. Accordingly, foreign monetary assets and liabilities are translated at period-end rates. Non-monetary assets are translated at historical rates. Income and expense accounts are translated at average rates in effect for the period, except for expenses related to balance sheet amounts that are translated at historical exchange rates. Exchange losses included in income in the periods in which they occur amounted to $1,025, $415 and $122 for the years ended June 30, 1995, July 1, 1994 and July 2, 1993, respectively, and were included in other (income) expense in the Statement of Operations.

      POSTEMPLOYMENT BENEFITS
      The Company provides certain health care and life insurance benefits for retired employees who reach normal retirement age while working for the Company. During fiscal 1995, the Company eliminated future retiree health coverage for a significant number of employees as described in Note 11. The Company records its obligation in accordance with the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post retirement Benefits Other than Pensions". Prior service costs are amortized over the average remaining lives to full eligibility of active plan participants; unrecognized gains and losses are amortized over the average remaining service lives of active plan participants.

      In fiscal 1995, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits". The impact of adoption was not material.

      RESEARCH, DEVELOPMENT AND ENGINEERING
      Research, development and engineering expenditures consist of
      (1) research and development related to new products, (2) planning and design for new processes or facilities and (3) the technical, engineering and regulatory compliance support of all Company locations. These expenditures are expensed when incurred and are reported in the accompanying financial statements as research, development and engineering expense. All other engineering expenditures are charged to costs of production as an element of cost of sales. Research and development costs included in research, development and engineering for

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)


      the years ended June 30, 1995, July 1, 1994 and July 2, 1993 amounted to $7,455, $7,624 and $6,423, respectively.

      INCOME TAXES
      Income tax expense and deferred income taxes are recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the asset and liability approach to accounting for income taxes.

      EARNINGS PER COMMON SHARE
      Earnings per common share are based on the weighted average number of common and common equivalent shares outstanding during the period. To the extent shares and options were issued within one year prior to the date of the Company's initial public offering which was completed on November 3, 1993 (the "Offering") at prices less than the Offering price, such shares and options have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding since July 3, 1992. The total weighted average common shares outstanding prior to November 3, 1993 have been adjusted to give retroactive effect to the conversion of Class P Common Stock described in Note 13.

      RECLASSIFICATIONS
      Certain amounts previously reported in the consolidated financial statements for the years ended July 1, 1994 and July 2, 1993 have been reclassified to conform to the presentation for the year ended
      June 30, 1995. These reclassifications had no effect on previously reported net income or shareholders' equity.

  3.  Business Acquisitions:

      On June 30, 1994, Consorcio Industrial Mexicana de Autopartes (CIMA), the Company's Mexican subsidiary issued 16,419,400 shares of its common stock to the Company in exchange for $3 million cash and forgiveness of debt of $2 million, increasing the Company's ownership percentage from 85% to 99%. The incremental acquisition was recorded in accordance with the purchase method of accounting.

      The Company holds a 50% ownership interest in Amtex, a corporate joint venture. On May 8, 1993, the Company entered into a revised Joint Venture Agreement under which the Company was granted permanent control over substantially all management and operating decisions of Amtex. Subsequent to May 8, 1993, the results of operations of Amtex have been consolidated in the Company's financial statements; prior thereto, the Company recorded such results under the equity method of accounting.

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)

      On September 2, 1994, the Company acquired all of the outstanding common stock of H.L. Blachford, Inc. ("Blachford") a designer and manufacturer of dash insulators and other acoustic products for the automotive industry, for cash of $12.1 million and notes payable of $1 million. Immediately prior to the acquisition, substantially all debt of Blachford was eliminated through a capital contribution by the seller. The purchase price plus direct costs of the acquisition of $330 have been allocated to assets acquired and liabilities assumed based on their fair market values. The acquisition was financed through borrowings under the Company's revolving credit facility.

      The following unaudited pro forma consolidated results of operations of the Company and its subsidiaries gives effect to the acquisition of Blachford assuming the acquisition had occurred on July 3, 1993, adjustments to the basis of assets acquired and liabilities assumed in accordance with the purchase method of accounting were made as of July 3, 1993, and all debt issued to finance the acquisition was outstanding since July 3, 1993. The impact of the incremental acquisition of CIMA on June 30, 1994 is immaterial.

                                                                             PROFORMA
                                                                        YEAR ENDED (UNAUDITED)
                                                                  JUNE 30, 1995         JULY 1, 1994
                                                                  -------------         ------------

        Net sales                                                  $   502,519           $462,992
                                                                   ===========           ========
        Net income                                                 $    20,647           $ 16,908
                                                                   ===========           ========
        Net income per common share                                $      1.48           $   1.21
                                                                   ===========           ========

The unaudited pro forma results of operations presented above are not necessarily indicative of either the results of operations that would have occurred had the acquisition of Blachford been made at the beginning of the periods presented or of future operations of the combined companies.

  4.  Inventories
          Inventories consist of:

                                                                  JUNE 30, 1995           JULY 1, 1994
      Raw materials                                                    $8,974                 $  8,003
      Work-in-process                                                   5,740                    5,234
      Finished goods                                                    7,757                    5,903
                                                               --------------------------------------------
                                                                       22,471                   19,140
          Less: reserves
                                                                       (1,504)                  (1,064)
                                                               ----------------------------------------------
                                                                      $20,967                  $18,076
                                                               ==============================================

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)


  5.  Property, Plant and Equipment

      Property, plant and equipment consist of:

                                                          JUNE 30, 1995          JULY 1, 1994
      Land and improvements                                 $    4,159            $    3,034
      Buildings and improvements                                25,046                22,752
      Machinery and equipment                                  115,779                92,160
                                                            ---------------------------------
                                                               144,984               117,946
      Less: Accumulated depreciation                           (38,556)              (26,407)
                                                            ---------------------------------
                                                            $  106,428             $  91,539
                                                            =================================

      Depreciation expense amounted to $13,105, $10,676 and $7,873 for the years ended June 30, 1995, July 1, 1994 and July 2, 1993, respectively.

  6.  Intangible Assets and Goodwill

      Intangible assets and goodwill consist of:

                                                          JUNE 30, 1995          JULY 1, 1994
      Intangible assets                                     $   12,261            $  12,261
      Goodwill                                                   6,850                5,008
                                                            -------------------------------
                                                                19,111               17,269
      Less: Accumulated amortization                           (10,429)              (8,295)
                                                            -------------------------------
                                                            $    8,862            $   8,974
                                                            ===============================

      Intangible assets consist primarily of Platforms and acquired computer software. The Company has acquired supply arrangements for molded floors and trunk liners for specific automobile models ("Platforms") and expects to supply each model for its entire production life. Platforms are amortized over their estimated production lives ranging from one to nine years. Computer software is amortized over a five-year period. Goodwill is amortized over a 40 year period.


      Amortization consisted of the following:

                                                                  YEAR ENDED
                                                                  -----------
                                               JUNE 30, 1995      JULY 1, 1994     JULY 2, 1993
      Intangible assets                          $  1,972          $  1,715           $ 3,276
      Goodwill                                        162               179               191
                                                 --------------------------------------------
                                                 $  2,134          $  1,894           $ 3,467
                                                 ============================================

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)
- --------------------------------------------------------------------------------

  7.  Income Taxes

      The provision for income taxes consists of the following:

                                                                   YEAR ENDED
                                               ------------------------------------------------
                                               JUNE 30, 1995     JULY 1, 1994    JULY 2, 1993

      Federal:
          Current                                 $10,644           $10,507         $4,344
          Deferred                                  1,471             1,205          2,431
                                                  ----------------------------------------
                                                   12,115            11,712          6,775
                                                  ----------------------------------------
      Foreign:
          Current                                     177             1,007            730
          Deferred                                  1,290               149           (632)
                                                  ----------------------------------------
                                                    1,467             1,156             98
                                                  ----------------------------------------
      State:
          Current                                   3,691             3,078            892
          Deferred                                    (12)              (15)           913
                                                  ----------------------------------------
                                                    3,679             3,063          1,805
                                                  ----------------------------------------
                                                  $17,261           $15,931         $8,678
                                                  ========================================


      The components of the net deferred income tax asset (liability) are as follows:

                                                           JUNE 30, 1995            JULY 1, 1994
      Accrued liabilities and reserves                        $  6,503               $  3,765
      Other post-retirement benefits and pensions                4,605                  4,498
      Tax loss carryforwards and credits                         2,247                  2,071
      Other                                                      2,282                  1,065
                                                              -------------------------------
          Deferred tax asset                                    15,637                 11,399
          Valuation allowance                                   (2,425)                (1,247)
                                                              -------------------------------
          Net deferred tax asset                                13,212                 10,152
                                                              -------------------------------
      Fixed assets                                             (11,743)                (9,310)
      Other                                                     (4,509)                (2,216)
                                                              -------------------------------
          Deferred tax liability                               (16,252)               (11,526)
                                                              -------------------------------
                                                              $ (3,040)              $ (1,374)
                                                              ===============================

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)
- --------------------------------------------------------------------------------



    At June 30, 1995, July 1, 1994 and July 2, 1993, the valuation allowance (attributable to certain foreign tax loss and other carryforwards, certain United States tax credit carryforwards, and the tax loss carryforward of Amtex) included approximately $300, $850 and $4,400, respectively, attributable to acquired temporary differences. During the years ended June 30, 1995 and July 1, 1994, a portion of the net operating loss carryforwards of Amtex and of certain tax carryforwards of CIMA were utilized resulting in releases of the valuation allowance. The Company's interest in the acquired portion of these releases of $127 and $1,662 for the years ended June 30, 1995 and July 1, 1994, respectively, were credited to goodwill. During the year ended July 2, 1993, the Company credited $535 to goodwill as a result of utilization of acquired tax loss carryforwards. Of this amount, $361 pertained to the release of underlying valuation allowances of Amtex prior to consolidation, recorded as a reduction of equity in earnings of unconsolidated affiliates.

    Tax loss and credit carryforwards at June 30, 1995 consist primarily of various tax carryforwards at CIMA which expire between December 2000 and December 2004.


    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                           YEAR ENDED
                                         ------------------------------------------------
                                         JUNE 30, 1995     JULY 1, 1994     JULY 2, 1993
    U.S. Federal statutory rate            35.0%                35.0%           34.0%
    State income taxes, net of
     federal benefit                         5.8                 5.1             5.4
    Net operating losses utilized           (0.4)               (3.3)           (0.6)
    Other                                    0.9                 2.2             0.6
                                            ----                ----            ----
                                            41.3%               39.0%           39.4%
                                            ====                ====            ====

    No provision has been made for income taxes on $2,788, $1,213 and $964 of undistributed earnings of foreign subsidiaries at June 30, 1995, July 1, 1994 and July 2, 1993, respectively, because the Company intends to permanently invest such earnings.

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)
- --------------------------------------------------------------------------------

8.  Borrowings:

    Long-term debt consists of the following:

                                             JUNE 30, 1995    JULY 1, 1994

    Revolving Credit Facility                   $32,000
    Credit Agreement borrowings:
        Term loan                                                29,600
        Revolving credit
    Term loans - Mexico                           3,187           4,378
    Industrial Revenue Bonds - Amtex              4,000           5,000
    Subordinated notes payable - Amtex                            2,000
                                                -----------------------
                                                 39,187          40,978
        Less: Current portion                    (2,179)         (9,593)
                                                -----------------------
                                                $37,008         $31,385
                                                =======================


    On February 17, 1995, the Company retired all amounts outstanding under its former Credit Agreement from the proceeds of a new unsecured revolving credit and competitive advance facility (the "Revolving Credit Facility") and cancelled the existing Credit Agreement. The new Revolving Credit Facility provides for borrowings up to $150 million available to February 1998, when the commitment is reduced to $125 million. The Revolving Credit Facility expires February 2000. The Company may elect to borrow at interest rates based on LIBOR plus a margin of 17.50 to 50.00 basis points, the alternate base rate (consisting of the highest of the prime rate or several other indexed rates) or a rate based on competitive bids.

    At June 30, 1995, $32,000 was outstanding under the Revolving Credit Facility at interest rates ranging from 6.3% to 6.4%. An annual facility fee ranging from 12.50 to 25.00 basis points of the total amount of the Revolving Credit Facility is payable in quarterly installments. This fee and the LIBOR margin are determined based upon the Company's leverage.

    The Company's former Credit Agreement consisted of a term loan in the original amount of $37 million due in quarterly installments through 1998 and a revolving credit facility of up to $48 million due in 1998.

    The Company's other long-term debt bears interest at various fixed and floating rates of interest ranging from 4.1% to 9.0% at June 30, 1995 (2.7% to 10.3% at July 1, 1994) and is due between 1995 and 2000. The Company's other long-term debt is secured by various assets of CIMA and Amtex.

    In addition, the Company has various demand credit lines aggregating $20,000 and $8,500 at June 30, 1995 and July 1, 1994, respectively. No amounts were outstanding at June 30,1995. At July 1, 1994, $6,970 was outstanding on these lines bearing interest at rates ranging from 6.7% to 9.5%.

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)

    The Company's debt instruments contain certain restrictive covenants, of which the most significant are contained in the Revolving Credit Facility which requires the maintenance of certain financial ratios, limits dividends and potentially limits capital expenditures, acquisitions and additional indebtedness.

    Principal repayments of the long-term debt are required as follows:


    FISCAL YEAR


    1996             $ 2,179
    1997               1,663
    1998               1,663
    1999               1,486
    2000              32,196
                     -------
                     $39,187
                     =======




9.  Other Assets and Liabilities

    Other assets and liabilities included in the consolidated balance sheet consist of:

                                                  JUNE 30, 1995    JULY 1, 1994
    Other current assets
      Billable tooling                              $12,559          $ 9,724
      Deferred income taxes                           6,420            3,439
      Other                                           2,607            4,122
                                                    ------------------------
                                                    $21,586          $17,285
                                                    ========================
    Other current liabilities
      Accrued salaries and wages                    $10,521          $10,965
      Accrued income taxes                            1,769            3,579
      Deferred income taxes                           1,897              720
      Other                                          13,438           13,146
                                                    ------------------------
                                                    $27,625          $28,410
                                                    ========================

    Other long-term liabilities
      Other post-retirement benefits, long-term     $13,452          $13,159
      Deferred income taxes                           7,563            4,093
      Accrued pension costs                           1,083            1,237
                                                    ------------------------
                                                    $22,098          $18,489
                                                    ========================



Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)

 10.  Pension Plans

      The Company's defined benefit pension plan, covering bargaining unit employees, was suspended pursuant to a May 1, 1991 plan amendment. During suspension, vesting continues based upon employees' years of covered service, but no additional benefits are earned by covered employees. As of June 30, 1995 and July 1, 1994, the dates of the latest actuarial valuations, the funded status of the plan was as follows:

                                                                               JUNE 30,     JULY 1,
                                                                                 1995        1994
         Projected benefit obligation, including vested benefits
          of $4,633 and $4,439                                                 $ 4,634      $4,444
         Less: plan assets at fair value                                        (3,280)     (2,834)
                                                                               -------------------
         Projected benefit obligation in excess of plan assets                   1,354       1,610
         Unrecognized loss                                                        (271)       (373)
                                                                               -------------------
         Accrued pension costs included in other
          long-term liabilities                                                $ 1,083      $1,237
                                                                               ===================
      Pension expense consisted of the following:

                                                              YEAR ENDED
                                           JUNE 30, 1995     JULY 1, 1994          JULY 2, 1993

      Interest cost                          $  357             $ 345                  $ 342
      Return on net assets                     (534)              (57)                  (101)
      Unrecognized net gain (loss)              278              (218)                    25
                                             -----------------------------------------------
                                             $  101             $  70                  $ 266
                                             ===============================================

      The projected benefit obligation was determined using an assumed discount rate of 8% at June 30, 1995 and July 1, 1994. The assumed long-term rate of return on plan assets is 9% at June 30, 1995 and July 1, 1994.

      The Company sponsors several defined contribution plans covering substantially all employees. Company contributions are determined as a percentage of either employees' contributions to the plans or compensation. Pension expense under these plans amounted to $2,919, $2,502 and $2,318 for the years ended June 30, 1995, July 1, 1994 and July 2, 1993, respectively.

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)

11.   Other Post retirement Benefits

      The Company provides certain health care and life insurance benefits to retired employees and spouses. Health care benefits are subject to a $50 per individual lifetime limit. As of June 30, 1995, no amounts have been funded with respect to such benefits. On March 31, 1995, the Company eliminated future retiree health care benefits for all active employees, except for those 50 years of age or over with 10 or more years of service as of June 30, 1995. These amendments resulted in a curtailment gain of $416 which was recognized in fiscal 1995 and unrecognized prior service cost of $3,363 which is being amortized to income over the remaining lives to full eligibility of active plan participants.


      The components of the Company's total net post retirement benefit obligation, based upon June 30, 1995 and July 1, 1994 data, are as follows:


                                                                      JUNE 30, 1995       JULY 1, 1994
      Accumulated post retirement benefit obligation:
          Retirees                                                      $   6,270          $  5,640
          Eligible participants                                             1,581             1,454
          Active plan participants                                          1,953             5,303
                                                                        ---------------------------
              Total                                                         9,804            12,397

      Unrecognized prior service cost                                       3,157               447
      Unrecognized gain (loss)                                                833               657
                                                                        ---------------------------
      Net post-retirement benefit obligation                            $  13,794          $ 13,501
                                                                        ===========================

      The net post retirement benefit obligation is included in other current liabilities with respect to the current portion, and in other long-term liabilities in the balance sheet at June 30, 1995 and July 1, 1994. The expected post retirement benefit obligation was $10,408 and $17,350 at June 30, 1995 and July 1, 1994, respectively.

      The components of the Company's net periodic post retirement cost included in the accompanying consolidated statement of operations are as follows:

                                                                           YEAR ENDED
                                                                           ----------
                                                      JUNE 30, 1995      JULY 1, 1994        JULY 2, 1993
      Service cost                                     $      323          $    452            $   368
      Interest cost                                           943             1,098              1,049
      Amortization of prior service cost                     (239)              (31)               (30)
      Amortization of unrecognized loss                                          48
      Curtailment gain                                       (416)
                                                       -----------------------------------------------
           Total                                       $      611          $  1,567            $ 1,387
                                                       ===============================================

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)



      The assumed health care cost trend rates used in the 1995 valuation range from 10.5% for 1996 to 6% for 2004 and thereafter. The discount rate used in the valuation was 8% at June 30, 1995 and July 1, 1994.

      If each future year's assumed health care cost trend rate was increased by one percentage point (holding all other assumptions constant), the accumulated post retirement benefit obligation as of the latest valuation date of June 30, 1995 would have increased by $542 and the sum of service and interest costs would have increased by $80.

 12.  Geographic Area Information

      The following represents information about operations in different geographic areas:


                                                                     YEAR ENDED
                                                 --------------------------------------------------
                                                 JUNE 30, 1995      JULY 1, 1994       JULY 2, 1993

      Net sales to customers:
          United States                          $   396,020         $   350,389           $272,817
          Other North American                       100,593              79,508             63,381
      Net sales to affiliates:
          United States                               80,558              63,188             51,338
          Other North American                         1,737               1,631              2,925
          Eliminations                               (82,295)            (64,819)           (36,936)
                                                 --------------------------------------------------

              Consolidated                       $   496,613         $   429,897           $353,525
                                                 ==================================================

      Income (loss) before taxes:
          United States                          $   38,826          $    39,489            $22,293
          Other North American                        2,980                1,339               (122)
          Eliminations                                  (42)                  (4)              (170)
                                                 --------------------------------------------------
              Consolidated                       $   41,764          $    40,824          $  22,001
                                                 ==================================================

      Identifiable assets:
          United States                          $  201,948          $   178,122
          Other North American                       42,703               41,577
          Eliminations                              (16,663)             (15,925)
                                                 -------------------------------
              Consolidated                       $  227,988          $   203,774
                                                 ===============================


Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)

      Sales and transfers between geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets used in the operations in each geographic area.

 13.  Shareholders' Equity

      On November 3, 1993, the Company completed an initial public offering (the "Offering") in which certain shareholders sold 11,247,267 shares of the Company's Common Stock at $17 per share. No proceeds of the offering were received by the Company. Immediately prior to the Offering, the 1,078,882 shares of Class P Common Stock were converted to 3,830,091 shares of Common Stock based upon the Offering price.

      The Company has granted stock options and warrants to purchase shares of Common Stock of the Company to officers and employees as summarized below:

                                                                              COMMON
                                                                   STOCK       STOCK
                                                                  OPTIONS     WARRANTS       PRICE RANGE

      Outstanding at July 3, 1992                                 843,515           0      $0.10 - $11.00
      Granted                                                     693,512     140,751      $0.10 - $11.00
                                                                ---------     -------
      Outstanding at July 2, 1993                               1,537,027     140,751      $0.10 - $11.00
      Granted                                                      43,840      13,842      $0.10 - $20.75
      Exercised                                                   (66,900)     (6,921)     $0.10 - $ 3.35
      Cancelled                                                   (63,920)                 $0.10 - $11.00
                                                                ---------     -------
      Outstanding at July 1, 1994                               1,450,047     147,672      $0.10 - $20.75
      Granted                                                     462,444                  $13.25- $16.25
      Exercised                                                  (170,801)     (4,500)     $0.10 - $11.00
      Cancelled                                                    (1,600)                 $0.10
                                                                ---------     -------
      Outstanding at June 30, 1995                              1,740,090     143,172       $0.10-$20.75
                                                                =========     =======

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)


      With respect to certain stock options and warrants issued in the years ended July 1, 1994 and July 2, 1993, the Company recorded deferred compensation based on the excess of the fair market value of the stock over the option exercise price at the date of grant. The deferred compensation is being amortized to expense over the vesting period of five years. All of the common stock warrants and 1,064,599 of the stock options became vested and exercisable at the date of the Offering.
      Accordingly, all remaining deferred compensation related to those options and warrants at that date in the amount of $900 was expensed. At June 30, 1995 and July 1, 1994, 1,273,066 and 1,402,039, respectively of the options and warrants are exercisable. As of June 30, 1995, the Company has an additional 394,000 stock options available for grant.

 14.  Significant Customers

      All of the Company's customers operate in the automotive industry. Approximately 60% and 10% of trade accounts receivable are from two customers at June 30, 1995 (52% and 15% at July 1, 1994). The percentages of the consolidated sales to these customers were as follows:

                 Year ended June 30, 1995                                                     61% and 9%
                 Year ended July 1, 1994                                                      63% and 10%
                 Year ended July 2, 1993                                                      65% and 10%




15.   Supplemental Cash Flow Information

      The Company's cash payments for interest and income taxes were as follows:

                                                                YEAR ENDED
                                            JUNE 30, 1995      JULY 1, 1994       JULY 2, 1993
      Cash paid during the period for:
           Interest                           $  4,517           $  5,706             $4,325
           Income taxes                         16,213             14,384              4,068

 16.  Related Party Transactions

      For the year ended July 2, 1993, prior to the date of consolidation of Amtex (May 8, 1993), the Company had sales to Amtex of $17,327. During the years ended July 1, 1994 and

Masland Corporation
Notes to Consolidated Financial Statements
June 30, 1995
(in thousands, except share related data)



      July 2, 1993, the Company paid approximately $364 and $585, respectively, for management fees and acquisition services to Bain Capital, a then shareholder in the Company prior to the date of the offering.


 17.  Commitments and Contingencies:

      The Company has entered into operating leases for certain manufacturing facilities and equipment. Certain operating leases contain various renewal and purchase options. In the event such options are not exercised, these leases provide for guarantees of certain levels of proceeds upon the sale of the related equipment by the lessor. Such guarantees aggregate approximately $2,800 in the event that such leases are not renewed at the first option date in 1998, with declining amounts guaranteed at subsequent renewal and purchase option dates.

      Minimum future payments at June 30, 1995 under noncancellable operating leases consist of the following:

                             1996                                        $   3,118
                             1997                                            2,807
                             1998                                            2,496
                             1999                                            1,570
                             2000                                            1,363
                             Thereafter                                      2,665
                                                                         ---------
                                                                         $  14,019
                                                                         =========




      Rent expense for the years ended June 30, 1995, July 1, 1994 and July 2, 1993 was $4,229, $3,899 and $3,937, respectively.

      The Company is subject to legal proceedings and other environmental issues arising in the ordinary course of business. It is the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

 18.  Subsequent Event

      On July 31, 1995, the Company formed a European Joint Venture with Sommer Allibert S.A. by purchasing 50% of Sommer's existing manufacturing facility in Washington, England for approximately $8 million. This facility has annual sales of approximately $20 million.

                              MASLAND CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
          (unaudited;  in thousands, except for share related data)


                                                                       THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                 March 29,          March 31,          March 29,         March 31,
                                                                   1996               1995               1996              1995
                                                               ------------       ------------      -------------      ------------
Net sales                                                        $122,557           $129,606           $343,373          $373,812
Cost of sales                                                      99,122            106,142            285,793           305,367
                                                               ----------         ----------        -----------        ----------
Gross profit                                                       23,435             23,464             57,580            68,445
                                                               ----------         ----------        -----------        ----------


Operating expenses:
     Selling, general and administrative expenses                   6,235              6,101             18,141            19,408
     Research, development and engineering                          3,839              4,480             11,190            13,210
     Amortization of intangible assets and goodwill                   585                575              1,743             1,604
                                                               ----------         ----------        -----------        ----------
        Total operating expenses                                   10,659             11,156             31,074            34,222
                                                               ----------         ----------        -----------        ----------

Income from operations                                             12,776             12,308             26,506            34,223
Other expenses:
     Interest expense                                               1,124              1,183              3,049             3,414
     Other (income) expense                                           (78)               283                (93)            1,211
                                                               ----------         ----------        -----------        ----------

Income before provision for income taxes and minority interest     11,730             10,842             23,550            29,598
Provision for income taxes                                          4,652              4,488              9,401            12,376
                                                               ----------         ----------        -----------        ----------

Net income before minority interest in consolidated
     subsidiaries                                                   7,078              6,354             14,149            17,222
Minority interest in consolidated subsidiaries                        805                806              2,329             2,272
                                                               ----------         ----------        -----------        ----------

Net income                                                         $6,273             $5,548            $11,820           $14,950
                                                               ----------         ----------        -----------        ----------

Earnings per common share                                           $0.45              $0.40              $0.85             $1.08
                                                               ----------         ----------        -----------        ----------

Weighted average shares used in computation of
     earnings per common share                                 13,984,082         13,908,825         13,960,226        13,904,342
                                                               ===========        ==========        ===========        ==========

  The accompanying notes are an integral part of these financial statements.

                              MASLAND CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                (in thousands, except for share related data)

                                                                                            MARCH 29, 1996         JUNE 30, 1995
                         A S S E T S                                                          (Unaudited)
Current assets:
     Cash and cash equivalents                                                                  $14,024                $3,702
     Trade accounts receivable, net                                                              63,370                63,984
     Inventories (Note 3)                                                                        18,775                20,967
     Other current assets                                                                        28,686                21,586
                                                                                              ---------              --------
          Total current assets                                                                  124,855               110,239

     Property, plant and equipment, net                                                         114,739               106,428
     Intangible assets and goodwill, net                                                          6,931                 8,682
     Investments in unconsolidated affiliates                                                    23,040
     Other assets                                                                                 7,185                 2,639
                                                                                              ---------              --------

                                                                                               $276,750              $227,988
                                                                                              =========              ========

L I A B I L I T I E S  A N D  S T O C K H O L D E R S'   E Q U I T Y
Current liabilities:
     Short-term borrowings and current portion of long-term debt                                 $7,900                $2,179
     Trade accounts payable                                                                      41,143                41,861
     Other accrued liabilities                                                                   24,566                27,625
                                                                                              ---------              --------
          Total current liabilities                                                              73,609                71,665

Long-term liabilities:
     Long-term debt                                                                              70,819                37,008
     Other long-term liabilities                                                                 22,183                22,098
     Minority interest in consolidated subsidiaries                                              11,326                 8,992
                                                                                              ---------              --------
                                                                                                177,937               139,763
                                                                                              ---------              --------
Commitments and contingencies (Note 4)

Stockholders' equity:
     Common stock, par value $.01 per share, 50,000,000 shares authorized, 13,563,893 and 13,421,897 shares issued and outstanding at March 29, 1996 and
       June 30, 1995, respectively.                                                                 136                   134
     Capital in excess of par value                                                              36,194                35,257
     Retained earnings                                                                           63,135                53,329
     Treasury stock (5,000 shares at cost)                                                          (61)                  (61)
     Cumulative translation adjustment                                                             (341)
     Deferred compensation                                                                         (250)                 (434)
                                                                                              ---------              --------
          Total stockholders' equity                                                             98,813                88,225
                                                                                              ---------              --------
                                                                                               $276,750              $227,988
                                                                                              =========              ========

  The accompanying notes are an integral part of these financial statements.

                              MASLAND CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                           (unaudited; in thousands )

                                                                     NINE MONTHS           NINE MONTHS
                                                                        ENDED                 ENDED
                                                                    MARCH 29, 1996        MARCH 31,1995
                                                                    --------------        -------------
Cash flows from operating activities:
     Net income                                                        $11,820               $14,950
     Adjustments to reconcile net income to net cash provided by
          (used for) operating activities:
               Depreciation and amortization                            13,671                12,313
               Minority interest                                         2,329                 2,272
               Changes in non-cash working capital items                (7,325)               (9,595)
               Other, net                                               (4,747)                 (764)
                                                                      --------              --------
    Net cash provided by operating activities                           15,748                19,176
                                                                      --------              --------

Cash flows from investing activities:
     Investments in unconsolidated affiliates                          (23,360)
     Acquisition of H.L. Blachford, Inc.                                                     (12,148)
     Acquisition of property, plant and equipment                      (20,582)              (14,697)
     Proceeds from sale of non-automotive inventories and accounts
          receivable                                                                           2,069
     Proceeds from sales of property, plant and equipment                                      4,047
                                                                      --------              --------

     Net cash used for investing activities                            (43,942)              (20,729)
                                                                      --------              --------

Cash flows from financing activities:
     Dividends on common stock                                          (2,017)               (1,996)
     Proceeds from common stock and warrants issuance                    1,001                   975
     Acquisition of treasury stock                                                               (61)
     Proceeds from borrowings under long-term debt                      48,000               181,600
     Repayment of long-term debt                                       (15,368)             (181,297)
     Net short-term borrowings                                           6,900                (3,538)
                                                                      --------              --------

    Net cash provided by (used for) financing activities                38,516                (4,317)
                                                                      --------              --------

Change in cash and cash equivalents                                     10,322                (5,870)

Cash and cash equivalents at beginning of period                         3,702                12,593
                                                                      --------              --------

Cash and cash equivalents at end of period                             $14,024                $6,723
                                                                      ========              ========

  The accompanying notes are an integral part of these financial statements.

                              MASLAND CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION

The condensed consolidated financial statements of Masland Corporation (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The information furnished in the condensed consolidated financial statements is unaudited. However, in the opinion of the Company, the information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended June 30, 1995 included in the Company's 1995 Annual Report to shareholders. Revenues and operating results for the three month and nine month periods ended March 29, 1996 are not necessarily indicative of the results to be expected for the full year.


NOTE 2 - BUSINESS COMBINATIONS

On July 31, 1995, the Company formed a European Joint Venture, Sommer Masland (U. K.) Limited (Sommer Masland), with Sommer Allibert, S. A. by purchasing 50% of Sommer's existing manufacturing facility in Washington, England for approximately $8 million. This facility has annual sales of approximately $20 million.

On September 27, 1995, the Company invested $15 million in Precision Fabrics Group, Inc. (PFG) in exchange for a 29% equity interest in PFG. In connection with the investment, the Company received an option to acquire the remainder of PFG for 4.1 million shares of the Company's common stock. PFG recently introduced the Precision Technology Airbag which it intends to market to automotive manufacturers. PFG is presently engaged in the development and manufacture of highly engineered lightweight fabrics for the aerospace, medical and computer industries.

Both investments are accounted for under the equity method. Accordingly, the Company's proportionate share of the affiliates' income (loss) is included in Other (income) expense in the accompanying Consolidated Statement of Operations.

NOTE 3 - INVENTORIES

Inventories, which are valued at the lower of first-in, first-out cost or market, consisted of the following (in thousands):


                            MARCH 29, 1996  JUNE 30, 1995
                            --------------  -------------
Raw materials                   $ 8,261        $ 8,974
Work-in-process                   4,648          5,740
Finished goods                    7,060          7,757
                              -------------   ------------
                                 19,969         22,471
Less: Reserves                   (1,194)        (1,504)
                              -------------   ------------
                                $18,775        $20,967
                              =============   ============

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Certain environmental issues have been identified at the Company's Troy facility acquired in the acquisition of H.L. Blachford, Inc. (Blachford) on
September 2, 1994.   A portion of the potential costs related to these and
other issues have been indemnified by the seller of Blachford, subject to limitations. In addition, the Company is subject to other legal proceedings and other environmental issues arising in the ordinary course of business. It is the opinion of management that the ultimate amount of liability with respect to these items will not materially affect the financial position or results of operations of the Company.

                            PRO FORMA FINANCIAL DATA

     The following pro forma unaudited consolidated statements of operations of the Company for the three months ended March 30, 1996 and for the year ended December 31, 1995 were prepared to illustrate the estimated effects of (i) the Masland Acquisition (including the refinancing of certain debt of Masland pursuant to the Credit Agreement), (ii) the acquisition of all the issued and outstanding common stock of Automotive Industries Holding, Inc. ("AI" or "Automotive Industries") in August 1995 (the "AI Acquisition") (including the refinancing of certain debt of AI pursuant to the Credit Agreement), (iii) the acquisition of Plastifol GmbH & Co. KG ("Plastifol") by AI in July 1995 prior to the AI Acquisition ("the "Plastifol Acquisition"), (iv) the public offering of Common Stock by the Company and the application of the net proceeds therefrom in September 1995 (the "1995 Stock Offering"), (v) the refinancing of the Company's prior credit facility with borrowings under the Credit Agreement (vi) completion of a second revolving credit agreement with a syndicate of financial institutions (the "New Credit Agreement") and (vii) the public offering of $200,000,000 principal amount of subordinated debt due 2006 by the Company in July, 1996 (the "Note Offering") and the public offering of Common Stock by the Company in July, 1996 (the "1996 Stock Offering") and the application of the net proceeds to the Company therefrom to repay indebtedness incurred pursuant to the Credit Agreement to finance the Masland Acquisition (collectively, the "Pro Forma Transactions"), as if the Pro Forma Transactions had occurred on January 1, 1995.

     The following pro forma unaudited consolidated balance sheet (collectively with the pro forma unaudited consolidated statements of operations, the "Pro Forma Statements") was prepared as if the Masland Acquisition, the completion of the New Credit Agreement, and the Note Offering and the Offerings contemplated hereby and the application of the net proceeds therefrom to repay indebtedness incurred pursuant to the Credit Agreement to finance the Masland Acquisition had occurred as of March 30, 1996.

     The Pro Forma Statements do not purport to represent (i) the actual results of operations or financial position of the Company had the Pro Forma Transactions occurred on the dates assumed or (ii) the results to be expected in the future.

     The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The Pro Forma Statements and accompanying notes should be read in conjunction with the historical financial statements of the Company, Masland and AI, including the notes thereto, and the other financial information pertaining to the Company, Masland and AI, including the information set forth in "Capitalization" and related notes thereto, included elsewhere or incorporated by reference in this Prospectus.

           PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                       THREE MONTHS ENDED MARCH 30, 1996

                                                                                 OPERATING AND
                                                       LEAR        MASLAND        FINANCING
                                                    HISTORICAL    HISTORICAL(1)  ADJUSTMENTS       PRO FORMA
                                                    ----------   -------------   -------------     ---------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales..........................................  $ 1,405.8      $ 122.5          $(1.0)(2)     $1,527.3
Cost of sales......................................    1,285.2         99.1           (1.0)(2)      1,383.3
                                                     ---------      -------          -----         --------
Gross profit.......................................      120.6         23.4             --            144.0
Selling, general and administrative expenses.......       43.3         10.0             --             53.3
Amortization.......................................        7.3           .6            1.3(3)           9.2
                                                     ---------      -------          -----         --------
Operating income...................................       70.0         12.8           (1.3)            81.5
Interest expense...................................       24.4          1.1            4.0(4)          29.5
Other expense, net.................................        3.1           .7             --              3.8
                                                     ---------      -------          -----         --------
Income before income taxes.........................       42.5         11.0           (5.3)            48.2
Income taxes.......................................       16.7          4.7           (1.4)(5)         20.0
                                                     ---------      -------          -----         --------
Net income.........................................  $    25.8      $   6.3          $(3.9)        $   28.2
                                                     =========      =======          =====         ========
Net income per share...............................  $     .43                                     $    .42
Weighted average shares outstanding (in
  millions)........................................       60.0                         7.7(6)          67.7
EBITDA(7)..........................................  $   103.2                                     $  120.7

           PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                                                                                     OPERATING AND
                                         LEAR            AI            MASLAND         FINANCING
                                      HISTORICAL    PRO FORMA(8)    HISTORICAL(1)     ADJUSTMENTS      PRO FORMA
                                      ----------    ------------    -------------    -------------     ---------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales............................  $ 4,714.4       $523.7          $ 473.2          $  (3.3)(2)    $5,708.0
Cost of sales........................    4,311.3        428.9            392.8             (3.3)(2)     5,129.7
                                       ---------       ------          -------          -------        --------
Gross profit.........................      403.1         94.8             80.4               --           578.3
Selling, general and
  administrative expenses............      139.0         36.5             39.3               --           214.8
Amortization.........................       19.3          9.5              2.3              5.3(3)         36.4
                                       ---------       ------          -------          -------        --------
Operating income.....................      244.8         48.8             38.8             (5.3)          327.1
Interest expense.....................       75.5         14.0              3.9             30.0(4)        123.4
Other expense, net...................       12.0           --              3.4               --            15.4
                                       ---------       ------          -------          -------        --------
Income before income taxes...........      157.3         34.8             31.5            (35.3)          188.3
Income taxes.........................       63.1         16.8             14.1            (10.5)(5)        83.5
                                       ---------       ------          -------          -------        --------
Income before extraordinary items....       94.2         18.0             17.4            (24.8)          104.8
                                       ---------       ------          -------          -------        --------
Extraordinary loss on early
  extinguishment of debt.............        2.6           --               --             (2.6)(9)          --
                                       ---------       ------          -------          -------        --------
Net income...........................  $    91.6       $ 18.0          $  17.4          $ (22.2)       $  104.8
                                       =========       ======          =======          =======        ========
Net income per share.................  $    1.74                                                       $   1.55
Weighted average shares outstanding
  (in millions)......................       52.6                                           15.0(6)         67.6
EBITDA(7)............................  $   336.8                                                       $  467.2

- -------------------------
 (1) The Masland historical information represents amounts derived from (i) the unaudited results of operations for the three months ended March 29, 1996 and (ii) with respect to the year ended December 31, 1995, the audited results of operations for Masland's fiscal year ended June 30, 1995 and its unaudited results of operations for the six month periods ending December 29, 1995 and December 30, 1994.

 (2) Reflects the elimination of net sales from Masland to the Company.

 (3) The adjustment to amortization represents the following:

                                                              THREE MONTHS ENDED        YEAR ENDED
                                                                MARCH 30, 1996      DECEMBER 31, 1995
                                                              ------------------    ------------------
                                                                       (DOLLARS IN MILLIONS)
     Amortization of goodwill from the Masland
       Acquisition..........................................        $  1.9                $  7.6
     Elimination of the historical goodwill amortization of
       Masland..............................................           (.6)                 (2.3)
                                                                    ------                ------
                                                                    $  1.3                $  5.3
                                                                    ======                ======

 (4) Reflects interest expense changes as follows:

                                                              THREE MONTHS ENDED       YEAR ENDED
                                                                MARCH 30, 1996      DECEMBER 31, 1995
                                                              ------------------    -----------------
                                                                       (DOLLARS IN MILLIONS)
     Reduction of interest due to application of the
       proceeds from the 1996 Stock Offering................        $ (4.4)              $ (18.6)
     Reduction of interest due to application of the
       proceeds of the 1995 Stock Offering..................            --                 (14.7)
     Reduction in interest due to application of the
       proceeds from the Note Offering to repay indebtedness
       incurred under the Credit Agreement..................          (3.3)                (14.0)
     Estimated interest on the Notes at 9 3/8%..............           4.7                  18.8
     Estimated interest on borrowings to finance
       the AI Acquisition...................................            --                  39.6
     Elimination of interest on AI debt refinanced..........            --                 (12.6)
     Estimated interest on borrowings to finance the Masland
       Acquisition..........................................           7.6                  32.4
     Elimination of interest on Masland debt refinanced.....          (1.1)                 (3.8)
     Other changes in interest expense, commitment fees and
       amortization of deferred finance fees due to the Note
       Offering, the New Credit Agreement, and the
       refinancing of the prior credit facility with the
       Credit Agreement.....................................            .5                   2.9
                                                                    ------               -------
                                                                    $  4.0               $  30.0
                                                                    ======               =======

 (5) Reflects the income tax effects of the operating and financing adjustments.

 (6) The adjustment to weighted average shares outstanding represents the following:

                                                              THREE MONTHS ENDED       YEAR ENDED
                                                                MARCH 30, 1996      DECEMBER 31, 1995
                                                              ------------------    -----------------
     Effect of the issuance of 7.5 million shares pursuant
       to the 1996 Stock Offering...........................          7.5                   7.5
     Effect of the issuance of 10.0 million shares pursuant
       to the 1995 Stock Offering...........................           --                   7.3
     Conversion of certain Masland stock options into Lear
       stock options in connection with the Masland
       Acquisition..........................................           .2                    .2
                                                                      ---                 -----
                                                                      7.7                  15.0
                                                                      ===                 =====

 (7) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles.

 (8) The AI Pro Forma information reflects (i) AI historical unaudited results of operations for the period from January 1, 1995 through August 17, 1995, the date on which AI was acquired by the Company; (ii) the unaudited historical results of operations of Plastifol from January 1, 1995 through the date of the AI Acquisition and (iii) adjustments to reflect interest on borrowings by AI to finance the Plastifol Acquisition, amortization of goodwill and the related income tax effects of such adjustments. The results from operations of AI for the three months ended March 30, 1996 and for the period subsequent to August 17, 1995 are included in the historical results of the Company.

 (9) Reflects the elimination of the extraordinary loss on refinancing of the prior credit facility. Such loss would have been incurred in a prior period had the Pro Forma Transactions taken place as of the beginning of the periods presented.

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 30, 1996

                                                                                              OPERATING
                                                                         ACQUISITION AND         AND
                                                LEAR        MASLAND        VALUATION OF       FINANCING
                                             HISTORICAL    HISTORICAL       MASLAND(1)       ADJUSTMENTS     PRO FORMA
                                             ----------    ----------    ----------------    -----------     ---------
                                                                       (DOLLARS IN MILLIONS)
                        ASSETS
Current Assets:
  Cash and cash equivalents...............    $   21.6       $ 14.0          $ (463.0)         $ 463.0(2)    $   35.6
  Accounts receivable, net................       879.0         63.4                --               --          942.4
  Inventories.............................       178.9         18.8                --               --          197.7
  Other current assets....................       178.4         28.7                --               --          207.1
                                              --------       ------          --------          -------       --------
                                               1,257.9        124.9            (463.0)           463.0        1,382.8
                                              --------       ------          --------          -------       --------
Property, plant and equipment, net........       648.4        114.7                --               --          763.1
Goodwill and other intangibles, net.......     1,093.5          6.9             296.1               --        1,396.5
Other.....................................       122.4         30.3                --              5.5(3)       158.2
                                              --------       ------          --------          -------       --------
                                              $3,122.2       $276.8          $ (166.9)         $ 468.5       $3,700.6
                                              ========       ======          ========          =======       ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings...................    $   17.3       $  6.9          $   (6.9)         $    --       $   17.3
  Accounts payable and drafts.............       881.7         41.1                --               --          922.8
  Accrued liabilities.....................       395.0         24.6                --               --          419.6
  Current portion of long-term debt.......        12.0          1.0                --               --           13.0
                                              --------       ------          --------          -------       --------
                                               1,306.0         73.6              (6.9)              --        1,372.7
                                              --------       ------          --------          -------       --------
Long-Term Liabilities:
  Long-term debt..........................     1,033.3         70.8             (68.8)           203.1(4)     1,238.4
  Deferred national income taxes..........        36.7          7.6                --               --           44.3
  Other...................................       133.7         26.0                --               --          159.7
                                              --------       ------          --------          -------       --------
                                               1,203.7        104.4             (68.8)           203.1        1,442.4
                                              --------       ------          --------          -------       --------
Stockholders' Equity......................       612.5         98.8             (91.2)           265.4(5)       885.5
                                              --------       ------          --------          -------       --------
                                              $3,122.2       $276.8          $ (166.9)         $ 468.5       $3,700.6
                                              ========       ======          ========          =======       ========

- -------------------------
(1) Assumes a purchase price of $473.6 million which consists of (i) $384.9 million to acquire all of the common stock of Masland ($377.3 million to purchase outstanding shares and $7.6 million in connection with the retirement of certain stock options of Masland in connection with the Masland Acquisition), (ii) assumption of all of Masland's existing indebtedness ($78.7 million as of March 29, 1996) and (iii) $10.0 million to pay estimated fees and expenses related to the Masland Acquisition. The Masland Acquisition was accounted for using the purchase method of accounting and the total purchase cost was allocated first to assets and liabilities based on their respective fair values, with the remainder ($296.1 million) allocated to goodwill. The adjustment to stockholders' equity reflects the elimination of Masland's equity along with the issuance of options originally granted under the Masland Corporation 1993 Stock Option Plan which were converted into options to purchase Common Stock in connection with the Masland Acquisition. The allocation of the purchase price above is based on historical costs and management's estimates which may differ from the final allocation.

(2) Reflects proceeds of borrowings under the Credit Agreement of $463.0 million.

(3) Reflects the capitalization of fees incurred in establishing the New Credit Agreement of $1.0 million, and fees incurred in connection with the Note Offering of $4.5 million.

(4) Reflects the effects of the Pro Forma Transactions as follows:

    Borrowings under the Credit Agreement to finance the Masland Acquisition.................   $ 463.0
    Issuance of the Notes....................................................................     200.0
    Borrowings under the Credit Agreement to pay fees and expenses incurred in establishing
      the New Credit Agreement and in the Note Offering......................................       5.5
    Application of the net proceeds of the Offerings.........................................    (265.4)
    Application of the proceeds of the Note Offering.........................................    (200.0)
                                                                                                -------
                                                                                                $ 203.1
                                                                                                =======

(5) Reflects the net proceeds of the Offerings.

ITEM 7C: Listing of Exhibits

23.1 Consent of Price Waterhouse LLP, with respect to the Masland Financial Statements.

99.1 Second Amendment and Consent, dated as of May 28, 1996 to the Credit Agreement dated as of August 17, 1995, among Lear Corporation, the several financial institutions party thereto (the "Banks"), Chemical Bank as administrative agent for the Banks, and the Managing Agents, Co-Agents and Lead Managers identified therein.

99.2 Third Amendment, dated as of June 27, 1996, to the Credit Agreement, dated as of August 17, 1995, among Lear Corporation, the several financial institutions parties thereto (the "Banks"), Chemical
        Bank, as administrative agent for the Banks, and the Managing Agents, Co-Agents and Lead Managers identified therein.

99.3    Credit Agreement, dated as of June 27, 1996, among Lear
        Corporation, the several financial institutions parties thereto (collectively, the "Banks"), Chemical Bank, a New York banking corporation, as administrative agent for the Banks.

99.4    Masland Holdings, Inc. 1991 Stock Purchase and Option Plan.

99.5    Masland Corporation 1993 Stock Option Incentive Plan.

99.6    Form of Option Assumption Agreement.

99.7    Employment Agreement, dated as of May 29, 1996, by and among Dr. Frank
        J. Preston and Masland Corporation.

99.8 Termination, Consulting and Non-Compete Agreement dated May 29, 1996, among Lear Corporation, Masland Corporation, and the other party signatory thereto.

99.9 Shareholders' Agreement, dated as of June 29, 1995, by and among Sommer Allibert Industrie A.G., Allibert Industrie (U.K.) Limited, Masland Industries, Inc., Masland (U.K.) Limited and Sommer Allibert
        Industrie (U.K.) Limited.

                               LEAR CORPORATION
                                  SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LEAR CORPORATION


Dated:  July 2, 1996   By: /s/ James H. Vandenberghe
                              -------------------------
                              James H. Vandenberghe
                              Executive Vice President,
                              Chief Financial Officer
                              and a Director

                                 EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
- -----------    -----------
 23.1          Consent of Price Waterhouse LLP, with respect to the Masland
               Financial Statements.

 99.1 Second Amendment and Consent, dated as of May 28, 1996 to the Credit Agreement dated as of August 17, 1995, among Lear Corporation, the several financial institutions party thereto (the "Banks"), Chemical Bank, as administrative agent for the Banks, and Chemical Bank, as administrative agent for the Banks, and the Managing Agents, Co-Agents and Lead Managers identified therein.

 99.2 Third Amendment, dated as of June 27, 1996, to the Credit Agreement, dated as of August 17, 1995, among Lear Corporation, the several financial institutions parties thereto (the "Banks"), Chemical Bank, as administrative agent for the Banks, and the Managing Agents, Co-Agents and Lead Managers identified therein.

 99.3 Credit Agreement, dated as of June 27, 1996, among Lear Corporation, the several financial institutions parties thereto (collectively, the "Banks"), Chemical Bank, a New York banking corporation, as administrative agent for the Banks.

 99.4          Masland Holdings, Inc. 1991 Stock Purchase and Option Plan.

 99.5          Masland Corporation 1993 Stock Option Incentive Plan.

 99.6          Form of Option Assumption Agreement.

 99.7          Employment Agreement, dated as of May 29, 1996, by and among Dr.
               Frank J. Preston and Masland Corporation.

 99.8          Termination, Consulting and Non-Compete Agreement dated
               May 29, 1996, among Lear Corporation, Masland Corporation, and the other party signatory thereto.

 99.9 Shareholders' Agreement, dated as of June 29, 1995, by and among Sommer Allibert Industrie A.G., Allibert Industrie (U.K.) Limited, Masland Industries, Inc., Masland (U.K.) Limited and Sommer Allibert Industrie (U.K.) Limited.